Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Form S-3 (No. 333-203919) and Form S-8 (No. 333-167569, No. 333-167574, No. 333-172598 and No. 333-194139)) of Spectrum Brands Holdings, Inc. of our report dated April 17, 2015 with respect to the consolidated financial statements of Armored AutoGroup Parent, Inc. as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014 incorporated by reference in this Current Report on Form 8-K/A from Exhibit 99.1 to Spectrum Brands Holdings, Inc.’s Current Report on Form 8-K dated May 11, 2015 filed, with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Stamford, Connecticut

August 6, 2015